EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Tobias Essig, certify that:
1.	I am a duly authorized officer of BMW Financial Services NA, LLC;
2.
I have reviewed the terms of that certain Sale and Servicing Agreement, dated as of February 12, 2025 (the “Sale and Servicing Agreement”), among BMW Financial Services NA, LLC, as seller, servicer (in such capacity, the “Servicer”), administrator and custodian, U.S. Bank Trust Company, National Association, as indenture trustee, BMW FS Securities LLC, as depositor, and BMW Vehicle Owner Trust 2025-A, as issuer, and I have made, or have caused to be made under my supervision, a review of the activities of the Servicer and the performance of its obligations under the Sale and Servicing Agreement during the period from February 12, 2025 to December 31, 2025; and

3.
to the best of my knowledge, based on the review described in paragraph 2 above, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects during the period from February 12, 2025 to December 31, 2025.

Dated:                          March 24, 2026
BMW FINANCIAL SERVICES NA, LLC
By:  /s/ Tobias Essig
Name:        Tobias Essig
Title:            Chief Financial Officer and Vice President – Finance